Exhibit 10.1

GENERAL WAIVER AND RELEASE

This General Waiver and Release (hereinafter the “Agreement”) is made and entered into by and between Robert McNutt (hereinafter “Employee” or “I” or “me”) and Greif Packaging LLC (hereinafter referred to as the “Company”).

1. In consideration of the promises made by Employee as set forth below, the Company agrees to pay to Employee, in connection with Employee’s termination of employment effective July 1, 2013, at midnight, severance pay for thirty-nine (39) weeks in the total sum of $378,751 (Three Hundred Seventy Eight Thousand Seven Hundred Fifty One Dollars), less applicable withholding; provided, however, that notwithstanding the foregoing, in the event that Employee desires to become employed by a person engaged in the Company Business (as defined in Section 13) and in the event that Greif, in its sole discretion, determines not to enforce its rights under Section 13 and provides Employee written authorization to be so employed (hereinafter a “Section 13 Waiver”), then no severance payments will be due and owing from the date that Greif provides its written Section 13 Waiver. Employee agrees that the consideration provided by the Company under this Agreement constitutes adequate consideration for Employee’s agreements made herein. The severance pay described above will begin within approximately 30 days after the end of the revocation period described in this Agreement and will be paid in installments on the Company’s established payroll cycle.

2. Employee understands that his eligibility and coverage under the Company’s group health benefits plan will terminate at midnight of Employee’s separation date. If Employee, and/or any of his Qualifying Beneficiaries, as defined by the Consolidated Omnibus Reconciliation Act of 1985 (hereinafter “COBRA”), are enrolled in that group health benefits plan on his separation date, we each have a limited right under COBRA to elect to continue that group health benefits plan for up to a maximum of eighteen (18) months after Employee’s separation date. Employee understands that COBRA requires him, and not the Company, to pay the required premiums for such continued coverage. Other than the Company’s payment of a portion of the COBRA premiums for a specified period of time, Employee understands that this Agreement will not provide him, or any of his Qualifying Beneficiaries, with any rights greater than those to which we are eligible under COBRA.

3. The Company agrees to pay a portion of the COBRA premiums for thirty- nine (39) weeks (or, if earlier, until Employee’s death) so that Employee’s share of the COBRA premiums will be equal to the amount paid by active employees for their group health coverage. Employee understands that, during this time period, he will be responsible for paying the usual employee contribution toward his group health benefits as if he were still employed with the Company. If he chooses to continue and remain eligible for COBRA coverage after that time, Employee understands that he will be responsible for paying the entire cost of such continuing coverage. Employee agrees that the period during which the Company continues to pay for the group health benefits, as limited above, is considered to be part of, and not in addition to, the minimum COBRA continuation period applicable to him and/or his Qualifying Beneficiaries. Employee also agrees that, as a condition of continuing his current group health benefits coverage as set forth above, and as a condition of exercising his rights under COBRA, he must fill out and return to Anthem, within the required time period, the appropriate application and enrollment information which Anthem will provide to him.

4. Employee further agrees that if, at or subsequent to the time of his separation from employment with the Company, he and/or his Qualifying Beneficiaries are eligible for another group health benefits plan(s), through another employer or otherwise, or if he or his Qualifying Beneficiaries are eligible to enroll in Medicare, the provisions in this Agreement regarding the Company’s payment for the cost of continuation of group health benefits coverage under COBRA will cease to apply to him and/or that Qualifying Beneficiary (regardless of whether the eligible person actually enrolls in the other group health plan or Medicare). Employee further agrees promptly to inform the Company, in writing, when and if he, or any of his Qualifying Beneficiaries, become eligible to enroll in another group health plan or Medicare.

5. Upon separation from employment, Employee will be paid for any earned but unused vacation or PTO (Paid Time Off) time, as appropriate.

6. In consideration of the promises made by the Company as set forth above, Employee, on behalf of himself, his heirs, personal representatives, successors and assigns, does hereby release and forever discharge the Company, its affiliates, subsidiaries, parent company, successors and assigns, and all of its past, present and future officers, directors, shareholders, agents, and employees (the “Released Parties”) of and from any and all manner of actions, causes of action, suits, debts, covenants, contracts, agreements, judgments, executions, claims, costs and expenses, and demands whatsoever in law or equity, whether known or unknown, which he now has or may have against the Released Parties for or by reason of any transaction, matter, cause or thing whatsoever to the date of this Agreement (“Claims”), including but not limited to any and all Claims which have arisen or which could arise out of Employee’s employment or separation from employment with the Company, including, without limitation, claims for attorneys’ fees or costs, wrongful discharge, discrimination in employment on any basis whatsoever, workers’ compensation discrimination or retaliation, breach of contract, promissory estoppel, harassment, retaliation, unpaid compensation, libel or slander, invasion of privacy, infliction of emotional distress, the Employee Retirement Income Security Act, any state or federal common law or tort claims, any other claim under federal, state, or local laws or regulations governing employment relationships, and all claims under the Age Discrimination in Employment Act, Older Workers Benefits Protection Act, and state age discrimination statutes. Employee is not waiving any claims that cannot be waived by law. Employee further acknowledges and agrees that he, on behalf of himself, his heirs, personal representatives, successors and assigns, does hereby release and forever discharge all Released Parties from any claims for payments under any short term incentive plans and any long term incentive plans and claims under the Restricted Share Award Agreement, dated June 10, 2011, between Greif, Inc. and Employee (the “Restricted Share Agreement”) for Restricted Shares (as defined therein) that have not vested as of the date of this Agreement. In addition, Employee acknowledges and agrees that the Restricted Shares already issued to him under the Restricted Share Agreement are subject to restriction on transfer under the following terms: 4,977 shares of Class A Common Stock of Greif, Inc. may be sold after September 5, 2013; 4,977 shares of Class A Common Stock of Greif, Inc. may be sold after December 5, 2013; and the remaining 4,977 shares of Class A Common Stock of Greif, Inc. may be sold after March 5, 2014

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7. Right of Revocation: In compliance with the Older Workers Benefit Protection Act, Employee understands and agrees that: (i) this Agreement is written in a manner that he understands; (ii) this Agreement is intended to release and discharge any claims he may have under the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act; (iii) he has been advised by the Company to consult with an attorney prior to executing this Agreement; (iv) he has 21 days from the date of receipt of this Agreement to consider it; (v) after he signs this Agreement, he has 7 days from that date to change his mind and revoke the Agreement. To revoke the Agreement, Employee must communicate the revocation within the 7-day period in an envelope labeled “Confidential” to: Donald J. Bell, Vice President Global Total Rewards, Greif, Inc., 425 Winter Road, Delaware, Ohio 43015, Phone: (740) 549-6133.

8. This Agreement, signed by Employee and notarized by a notary public, must be received in the Company offices at 425 Winter Rd., Delaware, Ohio, 43015, either by personal delivery by Employee to Donald J. Bell or by Certified Mail addressed to Mr. Bell at the above address, within 21 days from the date Employee received the Agreement. If Employee fails to do so, the Agreement shall be null and void, at the Company’s option.

9. Employee understands that time is of the essence in this Agreement and that in counting any “days” referenced in this Agreement, the following shall apply:

(a)

If received by Certified Mail, the date that Employee signs the Certified Mail Return Receipt is the day Employee received the Agreement. If received by hand delivery, the date that Employee is given this Agreement is the day Employee received the Agreement. The first (1st) day for determining the maximum of twenty-one (21) days during which Employee must return the signed Agreement to the Company begins at 12:01 a.m. of the day after the day Employee received the Agreement. If Employee returns the signed Agreement by mail it must be placed in an envelope labeled “Confidential” sent by Certified Mail, return receipt requested, and it must be postmarked no later than midnight of the twenty-first (21st) day after Employee received the Agreement.

(b)	If Employee wishes to revoke the Agreement, the first (1st) day of the seven (7) day revocation period begins at 12:01a.m. of the day after the date the Employee’s signature is notarized (the “Signing Date”). The revocation must be given to the Company in writing, and if mailed, must be in an envelope labeled “Confidential” sent by Certified Mail and postmarked before midnight of the seventh (7th) day after the Signing Date.

10. Employee attests that his date of birth is             ,             .

11. Employee understands that if he dies before he signs this Agreement, no benefits are payable under the Agreement. If Employee dies after he is separated from employment and after he signs this Agreement, then the benefits provided in this Agreement are payable to Employee’s estate and, if applicable (in the case of continuing coverage under the Company’s group health benefits), to Employee’s Qualifying Beneficiaries.

12. Employee understands that any application filed by him for unemployment compensation benefits will not be contested by the Company. State laws may affect eligibility and waiting periods during severance pay periods and for earned but unused vacation/PTO time.

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13. In exchange for the consideration received under this Agreement, Employee also agrees that, for a period of two (2) years following the date of his separation from employment, he will not, directly or indirectly, on his own behalf or on behalf of another person or entity: (i) own, operate, advise, consult, promote or assist (financially or otherwise), participate in, become employed by, or have any interest in any business that is engaged in the same or similar business as Company Business (as hereafter defined) anywhere in the Territory (as hereafter defined); (ii) solicit, attempt to solicit, sell or license any product or service in competition with the products or services of the Company or any of its affiliates, to any customer of the Company, or any of its affiliates; or (iii) induce, solicit or attempt to influence any employee of the Company, or any of its affiliates to terminate his or her employment with the Company or any of its affiliates, nor in any other manner, interfere with or attempt to interfere with, in any way, the relationship of the Company or any of its affiliates with any employees, officers, managers, agents, suppliers, vendors, independent contractors, customers or others. As used herein, “Company Business” means any business in which the Company or any of its affiliates is engaged at the time of Employee’s separation, including, without limitation, the following: the manufacture, distribution or sale of any fibre drum, steel drum, plastic drum, rigid intermediate bulk container, reconditioned steel, plastic or other container, flexible intermediate bulk container, shipping sack, other polywoven products, multi-wall bag, water bottle, closure, industrial packaging accessory, load securement product, linerboard or medium sheet, corrugated sheet, other paper products or corrugated container; the provision of services relating to industrial packaging for blending, filling, warehousing, recycling and logistics; and the timber business. As used herein, “Territory” means North America, South America, Europe, the Middle East, Asia and Asia Pacific, including Australia, which scope Employee acknowledges to be reasonable given the nature of his responsibilities or access to confidential business information or both.

Despite the restriction in the prior paragraph, passive ownership of 5% or less in a publicly owned company that engages in Company Business and whose shares or interests are regularly traded on a recognized exchange shall not be deemed a violation of the above stated covenants. The noncompetition period referenced above shall be tolled or suspended during any period of violation or attempted violation by Employee.

Employee further agrees that there are legitimate business reasons and concerns for entering into this portion of this Agreement, and he acknowledges that a breach of this restriction by him will result in irreparable and continuing damage to the Company’s business for which there is no adequate remedy at law and for which the Company is entitled to injunctive relief. Further, Employee understands that the provisions in this Section are material clauses of this Agreement, and a breach or violation of any of these provisions will subject Employee to damages as set forth in Section 26 of this Agreement.

Notwithstanding any other provision, in the event Employee advises the Company of his desire to become employed by a person engaged in the Company Business, the Company may, in its sole discretion, determine not to enforce its rights under this Section and permit Employee to be so employed by providing a Section 13 Waiver. Only a written Section 13 Waiver shall be effective. In the event the Company provides a Section 13 Waiver to Employee, the Company’s obligations under Sections 1 and 3 of this Agreement shall cease and terminate as of the date the Section 13 Waiver is provided.

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14. Employee agrees to immediately return to his supervisor all Company property and all originals and/or copies of Company materials, including but not limited to personal computers, cell phones, beepers, Company vehicles, equipment, price and customer lists, databases, product information and literature, employee listings, Company policies and procedures and materials and information pertaining to the Greif Business System and other trade secrets and proprietary information. If Employee has incurred any indebtedness to the Company in the course of his employment with the Company, Employee hereby authorizes, to the extent permitted by applicable law, the Company to deduct any such indebtedness from his severance pay until the debt is paid in full. In addition, Employee hereby resigns as an officer and director of Greif, Inc. and all of its affiliates, subsidiaries and joint venture companies, effective July 1, 2013. Employee agrees to co-operate with any steps to be taken to effect such resignation and agrees to execute any documents and take any other actions reasonably necessary to terminate any such directorships or officerships or other similar relationships.

15. Employee further agrees that, in the event it becomes necessary, in the sole discretion of the Company, for Employee to participate in any proceeding, judicial, administrative, or otherwise, on behalf of the Company, he shall make himself available to and shall meet and cooperate with the Company, or its designated representative, to the best of his ability. The Company agrees to reimburse Employee for reasonable, out-of-pocket, verifiable expenses incurred by Employee in connection with Employee’s cooperation as set forth in this Section.

16. Except to the extent necessary to enforce this Agreement, it is further agreed between the parties that neither this Agreement nor any part thereof is to be used or admitted into evidence in any proceeding of any character, judicial or otherwise, now pending or otherwise instituted.

17. Employee represents and agrees that he will keep the amount and terms of this Agreement and the negotiations surrounding it completely confidential, and that he will not hereafter disclose (except as required by law) any information concerning the amount or terms of this Agreement and the negotiations surrounding it to any person other than Employee’s immediate family, attorney, and financial advisor, provided each is informed of and agrees in advance to be bound by this confidentiality provision. Employee further agrees that a breach of the covenants contained in this Section is a material breach of this Agreement. Nothing in this Section shall prohibit any party or their counsel from disclosing the amount or terms of this Agreement to a court, arbitrator, administrative agency or other tribunal of appropriate jurisdiction for the purpose of enforcing the provisions of this Agreement or as otherwise required by law. Employee acknowledges that Greif, Inc. is required by law (a) to make a Form 8-K filing that discloses Employee’s resignation and provides a brief description of the material terms of this Agreement, and (b) to file a copy of this Agreement with the next Form 10-Q filing by Greif, Inc.

In addition, Employee shall not disclose any confidential business information of the Company or any of the Released Parties, or make use of any such information. Confidential business information is information acquired by Employee during or as a result of employment with the Company (including information conceived, discovered or developed by Employee) which is not in the public domain. Confidential business information includes, but is not limited to, marketing, manufacturing, business and other strategies, merger and acquisition opportunities and strategies, business and asset disposition opportunities and strategies, internal company projects, research and development, new materials and product research, methods, technical and design information, manufacturing processes, customer names, customer information and preferences, cost information and data, pricing, marketing and manufacturing techniques, sales and pricing data, profit margins, supplier names, supplier contact information, financial information, employee data, and computer processes, programs and codes.

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Employee understands that these confidentiality provisions are material clauses of this Agreement, and a breach or violation of any of these provisions will subject Employee to damages as set forth in Section 26 of this Agreement.

18. Employee agrees to adhere to generally accepted standards of behavior and professionalism and also agrees not to make verbal or written (including electronic) statements and representations, whether directly or indirectly, which in any way disparage the Company, its customers, suppliers, joint venture partners or the Released Parties, or which could be construed by the Company to negatively or adversely affect the reputation, goodwill, image or business relationships enjoyed by any of the foregoing. Employee understands that these non-disparagement provisions are material clauses of this Agreement, and a breach or violation of these provisions will subject Employee to damages as set forth in Section 26 of this Agreement.

19. Employee understands that the payments and benefits described herein are being provided to Employee pursuant to a separate agreement between the Company and Employee and not pursuant to any plan, fund or program established or maintained by the Company for its employees. Therefore, Employee hereby waives any and all payments and/or benefits to which he may otherwise be entitled under any severance plan or program maintained by the Company for its employees.

20. Employee agrees that he will not seek or apply for employment with the Company or its subsidiaries or affiliates at any time and acknowledges that he understands now that, based on events prior to the date hereof, he is not eligible for employment by the Company or its affiliates and that any future application for employment by him will be a violation of this Agreement and will receive no consideration whatsoever. Employee also agrees that he will not seek or accept any assignment with the Company or its affiliates through any temporary employment agency or as an independent contractor.

21. Employee agrees that he is responsible for the payment of any and all federal, state, and/or local taxes which may be assessed against Employee as a result of the payments or benefits received under this Agreement. Further, Employee acknowledges that the Company has made no representations to Employee regarding the tax consequences of any amounts received by Employee pursuant to the terms of this Agreement.

22. Employee affirms that the only consideration for signing this Agreement are the terms stated herein and that no other promises or agreements of any kind have been made to or with Employee by any person or entity whatsoever. This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes any prior understandings or agreements between them in respect of Employee’s separation of employment from the Company. Employee acknowledges that he is not entitled to any rights or benefits in respect of his separation of employment from the Company other than those expressly set forth in this Agreement.

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23. No modification of this Agreement shall be effective unless it is in writing and signed by all parties hereto. No provision of this Agreement may be waived except by an agreement in writing signed by the waiving party. A waiver of any term or provision of this Agreement shall not be construed as a waiver of any other term or provision. This Agreement may be executed in counterparts, and a faxed signature shall have the same force and effect as an original signature. Unless prohibited by law, all questions concerning the intention, validity, and meaning of this Agreement or the rights and obligations of the parties under this Agreement shall be construed according to the laws of the State of Ohio without giving effect to the principles of conflicts of law. The provisions of this Agreement are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision, and any provision held invalid shall be given the maximum permissible effect under the law so as to approximate the intentions of the parties as closely as possible.

24. It is agreed by the parties that entering into this Agreement does not constitute an admission on the part of the Company or any other Released Parties or Employee of any wrongdoing or liability whatsoever respecting any aspect of Employee’s employment with the Company, the termination thereof, or any prior or subsequent events under any statute, common law or regulation.

25. Employee has read and fully understands the provisions of this Agreement and agrees to them voluntarily.

26. In the event Employee breaches any of the terms of this Agreement, including without limitation the terms of Sections 13, 17 and 18 of this Agreement, the Company shall have the right, in addition to any other rights or remedies at law or in equity available to the Company, to immediately suspend and/or terminate any future payments (including payments relating to COBRA) that it is required to make hereunder and recover any payments (including payments relating to COBRA) made to or on behalf of Employee hereunder prior to such breach.

27. If eligible, the Company agrees to provide outplacement benefits to Employee provided that Employee commences participation in the outplacement program within 60 days of his separation from employment. Any outplacement benefits that commence after the 60-day period will not be paid for by the Company. Outplacement assistance will be provided through the Company’s outplacement service provider for the specified period described in the program summary.

/s/ Robert McNutt
Robert McNutt

Subscribed and sworn before me this 1s day of July, 2013.

/s/ Robert Harris
Notary Public

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ON BEHALF OF THE COMPANY

By	/s/ Donald J. Bell
Donald J. Bell
Vice President Global Total Rewards

July 1, 2013
Date

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